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Exhibit 10.23

September 8, 2004

Mr. John Sheptor
3249 N. Washtenaw
Chicago, IL 60614

    RE:
    Separation of employment and release agreement

Dear John:

        This letter is to set forth the agreement between Merisant US, Inc. (the "Company") and you with respect to your separation of employment from the Company. As of December 31, 2004 your job responsibilities as Executive Vice President, Global Operations will cease. Upon execution of this Agreement and subject to your compliance with the terms and conditions set forth herein, you will be entitled to the payments and benefits set forth below:

        During the period commencing as of the execution of this Agreement and ending December 31, 2004, you will continue to be an active employee of the Company in the position of Executive Vice President, Global Operations. In that position you will report to and take direction from the President and Chief Executive Officer of the Company. You will continue to be a member of, and will be expected to contribute to, the Company's Governance Council and Global Leadership Team. You have agreed that your primary responsibilities shall be focused on the accomplishment of the projects and objectives set forth on Exhibit A attached hereto and incorporated by reference herein. However, you will be expected to continue to be responsible for (a) the management of the employees within the Operations, Supply Chain, Quality, Research and Development and Information Technology departments, (b) crisis management if necessary and (c) communication with senior management and the Board of Directors for matters within your responsibilities. The payments and benefits to be provided to you by the Company in accordance with this Agreement are in consideration of the successful completion and attainment of such projects, objectives and continued performance.

        We have agreed:

        1.    Separation Pay and Benefits.    Assuming that you do not revoke this Agreement pursuant to Paragraph 13 below, the Company will pay, make available or provide to you the pay and benefits as described in subparagraphs a) through e) below:

        a)    Unless you voluntary terminate your employment with the Company without Good Reason (as hereinafter defined) or the Company terminates your employment prior to December 31, 2004 for Cause (as hereinafter defined), the Company will pay to you severance payments totaling $304,000, less all applicable federal and state withholdings. Such severance payments shall be made in twelve (12) equal installments on the 15th and last day of each calendar month following your termination date. The period in which such installments are made is referred to herein as the "severance period". In the event of your death or Disability (as hereinafter defined) between the date of the execution of this Agreement and the completion of the payments in this subsection (a) the Company shall pay to your estate or beneficiary, as applicable, the difference between the total of any installments paid up to the date of death or disability and the total amount to be paid under this subsection (a). "Good Reason" shall mean the occurrence of any of the following without your express written consent: (i) a reduction by the Company in your base salary or target bonus opportunity as in effect on the date of this Agreement; (ii) the Company's requiring you to be based outside of the City of Chicago; (iii) a change in your duties or reporting responsibilities that is inconsistent in any substantial adverse respect with your positions, duties or responsibilities as of the date of this Agreement; (iv) failure by Company to obtain a satisfactory agreement from any successor entity to assume and agree to perform this Agreement in the event of a merger, acquisition, consolidation, reorganization, stock offering or stock sale, sale of all or substantially all of the assets of the Company. "Cause" shall mean: the refusal or continued failure by you to perform substantially your responsibilities with the Company or your obligations under this Agreement; engaging in illegal conduct or gross misconduct which causes financial or reputational harm to the Company; habitual abuse of narcotics or alcohol; material breach of any written policy of Company or a subsidiary; including the Company's Code of Business Conduct and Ethics; fraud or material dishonesty in connection with the business of Company or a subsidiary; any material breach by you of one or more of the covenants contained in Sections 5, 6 or 10 hereof; and any material violation of a statutory or common law duty of loyalty to the Company or any of its subsidiaries. "Disability" shall mean shall mean with respect to the period between the execution of this Agreement and completion of the payments, the inability of Employee for a period of 60 consecutive days to render substantially the services required of Employee under this Agreement by reason of mental or physical impairment, whether resulting from illness, accident or otherwise.

        b)    Commencing on the first day of the month after your termination date, you will be provided twelve months of extended benefit coverage at employee rates for medical, dental, vision, flexible spending, term life insurance coverage and employee assistance services. The period in which health, dental, vision and flexible spending account coverage is provided during the severance period will run concurrently with the period available to you as a result of a termination of employment for coverage of medical, dental and vision benefits under the Consolidated Omnibus Budget Recovery Act, as amended ("COBRA"). After the twelve-month extended benefit period provided by the Company you will have the opportunity to elect COBRA coverage for the remainder of the legally required COBRA period, provided you meet the qualifications necessary for the receipt of such COBRA coverage.

        c)     The Company will make available to you, at the Company's expense, a twelve month executive level outplacement services with a professional career outplacement firm in the Chicago area. The selection of such outplacement firm shall be mutually agreed upon by you and the Company. Included as acceptable firms by you and the Company are Right Management Consultants, Drake Beam Morin, and Lee Hecht Harrison. The Company will pay the costs, not to exceed $45,000 related to the outplacement program directly to the outplacement services provider.

        d)    A one-time payment of $4,000 for reimbursement of education, financial planning or legal costs incurred by you associated with the negotiation of this agreement. Such payment will be made to you with the payment of the first installment of the severance payments.

        e)    You will be paid for any vacation days that have been earned but not yet used in 2004, if any.

        f)     In the event that the public offering of income deposit securities by the Company's parent Company Merisant Worldwide, Inc. (the "Offering") does not occur prior to your termination date, as of the termination, you will be vested in 17,183SARs under the Tabletop Holdings, Inc. Stock Appreciation Rights Plan, dated March 17, 2000 (the "SAR Plan"). All such SARs will remain subject to the terms and conditions set forth in such Plan. If the Offering occurs after your termination date your vested SARs will be treated consistent with the other SARs issued under the SAR Plan.

        g)     You acknowledge that the Board of Directors has determined that upon the effective date of the Offering the Merisant Company Long Term Incentive Plan will be terminated. In any event, however, the Long Term Incentive Plan thresholds for payment will not be met and no payouts will be made under such plan. Additionally, you also acknowledge that the Merisant Company Supplemental Long Term Incentive Plan has been terminated by the Board of Directors and no payouts have been, or will be, made under such plan.

        h)    Your eligibility to participate in all other Company benefits (including 401(k), short-term disability, long-term disability, noncontributory life insurance, etc.) will cease as of your termination date. All pay and other benefits under any Company plan, policy or procedure which are due and payable on account of your termination of employment will be paid according to the terms of those established plans, policies and procedures. You further acknowledge, however, that the above-described individual severance pay and benefits described in this Agreement cannot be considered in the calculation of retirement plan benefits under any Company plan.

        i)     The Company and you acknowledge and affirm the continued applicability of the certain Indemnification Agreement by and between Merisant Worldwide, Inc. and you dated June 28, 2004 in accordance with its terms. Specifically, but without limitation, the obligation of the Company to provide indemnification to you for certain actions occurring prior to your termination date shall survive the termination date.

        2.    Incentive Compensation.    As further consideration for (a) your continued performance during the period up to and including your termination date, (b) the satisfactory completion of the projects and objectives described in Exhibit A and (c) your other covenants and commitments under this Agreement, you will be entitled to receive a short term incentive compensation award of up to $154,000 for Group A objectives of Exhibit A and $176,000 for Group B objectives of Exhibit A. The amount of any earned short term incentive compensation award shall be made at the same time the Company pays its other senior executives any amounts due under the 2004 Annual Incentive Plan, but not later than April 30, 2005. The short-term incentive compensation described in this Paragraph 2 is in lieu of, and not in addition to, any short-term incentive compensation you may otherwise have been entitled to under the 2004 Annual Incentive Plan.

        3.    Transition Period.    During the period between the date of execution of this Agreement and the termination date and with the reasonable approval of the Company's CEO, you will be permitted time during normal business hours to conduct a search for alternate employment, including time to consult with outplacement advisers, participate in educational and/or training seminars, network with executive search firms or other executives, interview with prospective employers, and the like. Any of the activities referenced in this Section 3 undertaken with the reasonable approval of the Company's CEO shall not be the basis for any claim by the Company of a breach of your obligations as an employee or hereunder and shall not be a basis for denying any benefits or rights to which you are otherwise entitled under this Agreement. During the transition period, you are expected to continue to perform all the obligations of your position and to work toward completion of the objectives set forth on Exhibit A attached hereto and the Company shall continue to make available to you all of the rights and benefits to which your position entitles you.

        4.    Release.    In consideration for the severance pay and benefits and the incentive compensation described above in Paragraphs 1 and 2 (collectively "the severance package"), and except as set forth in this Agreement, you, on behalf of yourself and your heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge the Company, together with the Company's subsidiaries, shareholders, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including their respective directors, officers, employees, shareholders, partners and agents, past, present and future), and each of its and their respective successors and assigns (collectively, the "Company Releasees"), from any and all known or unknown actions, causes of action, claims or liabilities of any kind that have been or could be asserted against any of the Company Releasees arising out of or related to your employment with and/or separation from employment with the Company or any of the other Company Releasees, or any other occurrence up to and including the date of this Agreement, including but not limited to:

        (a)   claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended ("ADEA"), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, and/or any other federal, state, municipal or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation and veteran status); and

        (b)   claims, actions, causes of action or liabilities arising under any other federal, state, municipal or local statute, law, ordinance or regulation; and

        (c)   any other claim whatsoever including, but not limited to, claims for severance pay (including but not limited to claims for severance pay and benefits and/or enhanced severance pay and benefits under the Merisant US, Inc. Severance Pay Plan), claims for attorney's fees, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment with the Company and/or any of the other Company Releasees, but excluding (i) claims for breach of this Agreement, (ii) the filing of an administrative charge of discrimination, (iii) any claims you may make under state workers' compensation or unemployment laws, and/or (iv) any claims which by law you cannot waive.

        5.    Company Release.    In consideration for performance by you of your obligations under the terms of this Agreement, the Company, on behalf of itself and its subsidiaries, shareholders, divisions and affiliates (including their respective directors, officers, employees, shareholders, partners and agents, past, present and future) and each of its and their respective successors and assigns, hereby waives, releases and forever discharges you, your heirs, executors, administrators, attorneys and assigns ("Your Releasees") from any and all known or unknown actions, causes of action, claims or liabilities of any kind that have been or could be asserted against any of Your Releasees arising out of or related to your employment with and/or separation from employment with the Company or any of Your Releasees, or any other occurrence up to and including the date of this Agreement, including but not limited to claims, actions, causes of action or liabilities arising under any other federal, state, municipal or local statute, law, ordinance or regulation.

        6.    Covenant Not to Sue.    Except for a breach of the obligations of such party hereunder, each party agrees never to sue any of the Company Releasees or Your Releasees, respectively, become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to your employment with and/or separation from employment with the Company and/or any of the other releasees, other than, as applicable to you, a lawsuit by you to challenge the validity of this Agreement under the ADEA. Each party further acknowledges and agrees that if such party breaches this section by suing the other party, then (a) the other party shall be entitled to apply for and receive an injunction to restrain such breach, (b) in the case of a breach by you, the Company shall not be obligated to continue the offering or payment of the severance package to you, (c) the breaching party shall be obligated to pay to the other party its costs and expenses in enforcing this Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (d) as an alternative to (c) with respect to a breach by you, at the Company's option, you shall be obligated upon demand to repay to the Company all but $100 of the severance package paid or made available to you.

        7.    Cooperation and Non-Disparagement.    During the period of your continued employment and after the termination of your employment, your agree to cooperate with, and assist the Company in any investigations, proceedings or actions relating to any matters in which you were involved or had knowledge while employed by the Company, subject to reimbursement for approved reasonable expenses. Each party also agrees not to do or say anything, directly or indirectly, which in any way disparages the other party, or in the case of the Company, the Company's management, products or business practices or otherwise reflects negatively upon the Company.

        8.    Additional Waiver.    You further waive your right to any monetary recovery should any federal, state or local administrative agency pursue any claims on your behalf arising out of or related to your employment with and/or separation from employment with the Company and/or any of the other Releasees.

        9.    No Reemployment.    You further promise not to seek reemployment with any of the Company Releasees. Additonally, the Company agrees that it will not contest, either directly or indirectly any application by you for the retention of unemployment compensation benefits.

        10.    Return of Property and Expense Reimbursement.    On or before the termination date, you shall return to the Company all Company property in your possession, custody or control, including but not limited to confidential Company information, computer equipment, software, cellular telephone, personal digital assistant, telephone calling card and credit cards. The Company will reimburse you for all reasonable business expenses incurred through the termination date in accordance with the Company's travel reimbursement policy, provided you submit appropriate expense reports detailing such expenses within thirty (30) days after the termination date.

        11.    Confidentiality.    You hereby acknowledge and reconfirm all of the terms and conditions set forth in that certain agreement by and between you dated July 18, 2001, attached hereto as Exhibit B. Each party also agrees that it will keep confidential all terms of this Agreement, including but not limited to the amount(s) and other specifics of the severance payments and benefits discussed herein, as well as any proprietary information of the other party, except that you may make necessary disclosures to members of your immediate family, your attorney(s) or tax advisor(s) and the Company may make disclosures as required by law or disclosures to its attorneys, accountants and tax advisors. The Company may be required to disclose this Agreement in conjunction with its filings related to the Offering, in accordance with the regulations of the Securities and Exchange Commissions or pursuant to the indentures of the Company related to the Company's debt offerings.

        12.    References.    The Company agrees that it will execute and provide to you a copy of the employment reference letter attached hereto as Exhibit C and that all inquiries from any prospective employer or other third party will be responded to in a manner consistent with such letter.

        13.    Time Periods.    You acknowledge that you have been given at least 21 days to consider this Agreement thoroughly and that you were encouraged to consult with an attorney before signing this Agreement. After execution by you of this Agreement, you may revoke this Agreement within seven days after signing it. Any revocation must be made in writing and submitted within such seven-day period to the Company's Vice President, General Counsel. If you revoke this Agreement, you will not be entitled to receive the severance pay and benefits and the incentive compensation described in Paragraphs 1 and 2.

        14.    Individual Agreement.    You acknowledge that this Agreement has been individually negotiated between the Company and you and is not part of or otherwise connected with any voluntary or involuntary group termination program.

        15.    Consideration.    You also understand that the severance pay and benefits and incentive compensation that you will receive from the Company in exchange for signing and not later revoking this Agreement is in addition to anything of value to which you already are entitled to receive from the Company or any of the Company Releasees.

        16.    Severability.    If any term of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable, that term shall be severed from this Agreement, and the remainder of this Agreement shall continue in full force and effect.

        17.    Governing Law.    This Agreement is deemed made and entered into in the State of Illinois, and in all respects shall be interpreted, enforced and governed under the laws of the State of Illinois. Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the City of Chicago, State of Illinois.

        18.    Knowing and Voluntary Agreement.    You further acknowledge and agree that you have carefully read and fully understand all of the terms and conditions of this Separation and Release Agreement and that you knowingly and voluntarily enter into this Agreement by signing below.

        19.    Entire Agreement.    This Agreement, together with the exhibits and agreements referenced herein, and any plans governing or addressing your benefits as a Company employee, constitutes the entire agreement between you and the Company and supersedes any prior written or oral understanding, agreement, representation or arrangement. This Agreement may only be modified by a written instrument signed by the parties hereto.

        If this Agreement accurately reflects our agreement and the terms and conditions with respect to your continued employment and termination of employment please execute both originals of this Agreement, retain one for your files and return one to the Company's Vice President, General Counsel.

Sincerely,

MERISANT US, INC.

By:	/s/ ETIENNE J. VEBER
Title:	Chief Executive Officer
Accepted and agreed to this 15th day of September, 2004
/s/ JOHN C. SHEPTOR John C. Sheptor

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  Exhibit 10.23